Exhibit 99.1

AMENDMENT TO

SERVICES AGREEMENT

This Amendment to Services Agreement (“Amendment”) is entered into by and between XELR8 Holdings, Inc., a Nevada corporation (the “Company”) and Daniel W. Rumsey (“Executive”), this 1st day of January 2010.

Recitals:

A.
Executive and the Company are parties to that certain Services Agreement, dated June 24, 2009, pursuant to which Executive provides Services to the Company, in the capacity as President and Interim Chief Executive Officer (the “Agreement”);

B.	Executive and the Company desire to amend the Agreement, as more particularly set forth herein, to extend the Agreement for an additional six months.

Agreements:

Now, Therefore, in consideration of the mutual covenants and promises contained in, and the mutual benefits to be derived from this Amendment, and for other good and valuable consideration, the Company and Executive agree as follows:

1.           Employee.

The Company shall employ Executive as a part-time employee, to perform the Services as more particularly set forth in the Agreement, and Executive hereby accepts such employment, on the terms and conditions of the Agreement, as amended by this Amendment.

2.           Term of the Services.

This Agreement shall continue from December 31, 2009 through June 30, 2010, unless earlier terminated by Executive, or the Company upon the hiring by the Company of a permanent President and Chief Executive Officer (the “Additional Term”).   Upon expiration of the Additional Term, this Agreement shall be extended by mutual consent of the parties for additional thirty day periods.  Upon expiration of the Additional Term, as the same may be extended by mutual consent of the parties, Executive shall not be required to perform any responsibilities or duties to the Company and the Company will remain obligated to Executive for all compensation and other benefits set forth herein and in any written modifications hereto.

3.           Compensation and Benefits.

(a)           Fee. The Company shall pay to Executive $8,500 per month during the Additional Term, according to the Company’s normal payroll policies, payable in cash (“Cash Portion”), and the Company shall accrue an additional $2,500 per month (“Accrued Portion”), which Accrued Portion shall be paid to Executive, in cash, following the first full month where the Company achieves at least $1,000,000 in total revenue; provided, however, such Accrued Portion shall be paid $2,500 per month until such Accrued Portion is paid in full.  The Accrued Portion shall be paid regardless of whether Executive is an employee of, or otherwise associated with, the Company.  In addition, on January 1, 2010, Executive shall be granted an option to acquire 250,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. (“Option”).   The Option shall be issued on or before fifteen days from the date hereof.  The Option shall vest 100% upon expiration of the Additional Term; provided, however, in the event this Amendment shall be terminated prior to the expiration of the Additional Term by the Company, the Option shall vest 100%; provided, further, in the event Executive terminates this Amendment prior to the expiration of the Additional Term, such Option shall vest pro rata over six months until the termination date.  Nothing contained herein shall affect Executive’s entitlement to compensation, fees or benefits under the Agreement, which compensation, fees and benefits shall be paid as set forth therein.

 (b)           Benefits.  Executive shall be entitled to participate in the Company’s health and related benefit plans, similar to other full-time employees of the Company, immediately upon execution of this Amendment; provided, however,  Executive shall not be entitled to accrue vacation benefits.

7.           Applicability of Agreement.

This Amendment shall serve to amend the Agreement, which Agreement shall continue in full force and effect.  To the extent of a conflict between the Agreement and this Amendment, this Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

“Company” XELR8 Holdings, Inc., a Nevada corporation By: /s/ Sandy Greenberg_________________ Name: Sandy Greenberg__________________ Title: Chairman of the Board of Directors____	“Executive” DANIEL W. RUMSEY /s/ Daniel W. Rumsey__________________